As filed with the U.S. Securities and Exchange Commission on September 7, 2022.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METEN HOLDING GROUP LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o 3rd Floor, Tower A, Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China
+86 755 8294 5250

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq.

Guillaume de Sampigny, Esq.

Hunter Taubman Fischer & Li LLC
48 Wall Street, Suite 1100

New York, NY 10022

(212) 530-2206

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2022

22,899,047 Ordinary Shares Issuable upon

Exercise of Pre-Funded Warrants and Investor Warrants

METEN HOLDING GROUP LTD.

This prospectus relates to the offer and resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 22,899,047 ordinary shares, par value US$0.003 per share (the “ordinary shares”), of Meten Holding Group Ltd. (the “Company”), consisting of (a) 1,470,475 ordinary shares issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) and (b) 21,428,572 ordinary shares issuable upon the exercise of investor warrants (the “Investor Warrants”). The Pre-Funded Warrants and the Investor Warrants were sold by the Company in a private placement pursuant to the Securities Purchase Agreement dated August 4, 2022.

Among other things, (i) each Pre-Funded Warrant is exercisable for $0.001 per ordinary share and may be exercised at any time until all the Pre-Funded Warrants are exercised in full; and (ii) each Investor Warrant has an exercise price of $0.70 per share, is exercisable on or after August 8, 2022 and will expire on August 9, 2027. The Pre-Funded Warrants require that a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of ordinary shares beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of ordinary shares would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed 4.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%. The Investor Warrants contain standard adjustments to the exercise price including for share splits, share dividends, rights offerings and pro rata distributions.

The selling shareholders are identified in the table commencing on page 13 of this prospectus. No ordinary shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.” Information regarding the selling shareholders, the amounts of ordinary shares that may be sold by them, and the times and manner in which they may offer and sell the ordinary shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively, in this prospectus. We do not know when or in what amount the selling shareholders may offer the ordinary shares for sale. The selling shareholders may sell any, all, or none of the ordinary shares offered by this prospectus.

Our ordinary shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “METX.” On September 2, 2022, the last reported sale price of our ordinary shares on Nasdaq was US$0.5592 per share.

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIEs and their subsidiaries, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, our Company, the VIEs and their subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. As of the date of this prospectus, there are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and our ability to continue our listing on an U.S. exchange. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of the CSRC, CAC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval” and other risk factors disclosed in “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” as set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 16, 2022.

Our ordinary shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor. On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act prohibiting an issuer’s securities from being traded on a national exchange if the PCAOB is unable to inspect the issuer’s auditors for three consecutive years. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two, thus reducing the time before our securities may be delisted or prohibited from trading. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong and identified the registered public accounting firms in China and Hong Kong that are subject to such determinations. This list does not include our auditor, Audit Alliance LLP. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us because the majority of our operations are conducted in China. On August 26, 2022, the PCAOB signed SOP Agreements with the China Securities Regulatory Commission (the “CSRC”) and China’s Ministry of Finance. The SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the Holding Foreign Companies Accountable Act. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting and the cessation of trading of our ordinary shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” as set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 16, 2022. Our ability to pay dividends depends upon dividends paid by our subsidiaries, the VIEs and their subsidiaries. If the PRC subsidiaries or any newly formed PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, the PRC subsidiaries are permitted to pay dividends to us only out of their respective retained earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Under the applicable PRC laws and regulations, the PRC subsidiaries are required to set aside a portion of their after tax profits each year to fund certain statutory reserves, and funds from such reserves may not be distributed to us as cash dividends except in the event of liquidation of such subsidiaries. These statutory limitations affect, and future covenant debt limitations might affect, the PRC subsidiaries’ ability to pay dividends to us. We have not declared or paid dividends in the past, nor any dividends or distributions were made by a subsidiary or VIE to our holding company. We do not intend to distribute dividends in the foreseeable future, but we do not have a fixed dividend policy. Our board of directors have complete discretion on whether to distribute dividends, subject to applicable laws. See “Prospectus Summary — Our Corporate Structure — Cash Transfers and Dividend Distribution” commencing on page 2 of this prospectus.

We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, as amended, and, as such, will be subject to reduced public company reporting requirements.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from what is contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any securities other than the ordinary shares offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“after-school language training” are to academic English language training services provided to K-12 students;

●	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan;

●	“dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States;

●	“ELT” are to English language training;

●	“general ELT” are to services that help students improve their English language skills, particularly English communication skills;

●	“learning center” are to the physical establishment of an education facility providing general adult ELT, junior ELT and international standardized test preparation under our overseas training services at a specific geographic location in the PRC, directly operated by the VIEs and their respective subsidiaries or operated by franchise partners;

●	“offline ELT” are to our offline services, which include general adult ELT, junior ELT and overseas training services;

●	“the operating entities” are to the Company’s subsidiaries and its consolidated variable interest entities that operate the Company’s business in the PRC;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“student enrollments” or “student enrollment” are to the number of actual new sales contracts entered into between Meten and its students, excluding the number of refunded contracts and contracts with no revenue generated during a specified period of time;

●	“test-oriented ELT” are to services that help students achieve higher scores in specific standardize tests, including TOEFL, IELTS, GRE, SAT and other international standardized examinations;

●	“U.S. GAAP” are to generally accepted accounting principles in the United States;

●	“we,” “us,” “our Company,” “the Company” and “our” are to Meten Holding Group Ltd.;

●	“variable interest entities” or “VIEs” are to Shenzhen Meten International Education Co., Ltd., or Shenzhen Meten, and Shenzhen Likeshuo Education Co., Ltd., or Shenzhen Likeshuo, which are PRC companies in which Meten does not have equity interests but whose financial results have been consolidated by Meten in accordance with U.S. GAAP due to Meten being the primary beneficiary of, these companies; and “affiliated entities” refers to VIEs, the VIEs’ direct and indirect subsidiaries, and the VIEs’ affiliated entities that are registered as private non-enterprise institutions under the PRC laws; and

●	“years” are to the calendar year from January 1 to December 31 and references to our fiscal year or years are to the fiscal year or years ended December 31.

ii

PROSPECTUS SUMMARY

The summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus and the documents incorporated therein by reference. You should read carefully the entire documents, including our financial statements and related notes, to understand our business, the ordinary shares, and the other considerations that are important to your decision to invest in our securities. You should pay special attention to the “Risk Factors” section of this prospectus.

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands. As a holding company with no material business operations of our own, we conduct a substantial majority of our operations through our PRC subsidiaries, the VIEs and their subsidiaries in China. We are regarded as the primary beneficiary of the VIEs for accounting purpose due to a series of contractual arrangement among WFOEs, the VIEs and the VIEs’ shareholders, and, therefore, we are able to consolidate the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP. Our ordinary shares offered in this offering are shares of our offshore holding company instead of shares of the VIEs or their subsidiaries in China. As a result of our use of the VIE structure, you may never directly hold equity interests in the VIEs and their subsidiaries.

Contractual arrangements were entered into by and among our wholly owned PRC subsidiary, the VIEs and the shareholders of the VIEs, which include voting rights proxy agreement and powers of attorney, equity pledge agreement, spousal consent letters, exclusive business cooperation agreement, and exclusive option agreement. These contractual arrangements enable us to (i) exercise effective control over the VIE, (ii) receive substantially all of the economic benefits of the VIE, and (iii) have an exclusive option to purchase all or part of the equity interests in and/or assets of the VIE when and to the extent permitted by PRC laws. See “—Risks Associated with Our Corporate Structure and VIE Contractual Arrangements.”

The chart below illustrates our corporate and shareholding structure:

Public Shareholders
Record Shareholders, each holding less than 5% of the outstanding ordinary shares
93.97%
6.03%
Meten Holding Group Ltd.
the holding company
(Cayman Islands)
100%
EdtechX Holdings Acquisition Corp.
(Delaware)
Meta Path investing holding company
(Cayman Islands)
Meten International Education Group
(Cayman Islands)
100%
Met Chain investing holding company Ltd
(British Virgin Islands)
98%
METEN BLOCK CHAIN LLC
(California)
100%
Meten Education Investment Limited
(British Virgin Islands)
100%
Meten Education (Hong Kong) Limited
(Hong Kong)
100%
Likeshuo Education Investment Limited
(British Virgin Islands)
100%
Likeshuo Education (Hong Kong) Limited
(Hong Kong)
100%
Offshore
Onshore
1 subsidiary
Zhuhai Meizhilian Education Technology Co., Ltd.
(PRC)
Zhuhai Likeshuo Education Technology Co., Ltd.
(PRC)
Shenzhen Meten International Education Co., Ltd.
(PRC)
Shenzhen Likeshuo Education Co., Ltd.
(PRC)
Equity Interests
VIE Contractual Arrangements

(1)	Shenzhen Meten is owned as to 27.3250% by Mr. Jishuang Zhao, 13.8080% by Mr. Siguang Peng, 13.0829% by Mr. Yupeng Guo, 10.3918% by Xinyu Meilianzhong Investment Management Centre (Limited Partnership), or Xinyu Meilianzhong, 4.9146% by Mr. Yun Feng, 3.9957% by Xinyu Meilianxing Investment Management Centre (Limited Partnership), or Xinyu Meilianxing, 3.6719% by Mr. Jun Yao, 3.1719% by Ms. Tong Zeng, 3.5431% by Xinyu Meilianchou Investment Management Centre (Limited Partnership), or Xinyu Meilianchou, 3.0000% by Shenzhen Daoge No.11 Education Investment Partnership (Limited Partnership), or No. 11 Daoge, 1.5781% by Shenzhen Daoge Growth No.3 Investment Fund Partnership (Limited Partnership), or No. 3 Daoge, 1.5090% by Shenzhen Daoge Growth No.6 Investment Fund Partnership (Limited Partnership), or No. 6 Daoge, 0.8722% by Shenzhen Daoge Growth No.5 Investment Fund Partnership (Limited Partnership), or No. 5 Daoge, 0.5000% by Mr. Yongchao Chen, 4.0000% by Zhihan (Shanghai) Investment Center (Limited Partnership), or Shanghai Zhihan, 3.6358% by Shenzhen Daoge No.21 Investment Partnership (Limited Partnership), or No. 21 Daoge and 1.0000% by Hangzhou Muhua Equity Investment Fund Partnership (Limited Partnership), or Hangzhou Muhua.

(2)	Shenzhen Likeshuo is owned as to 27.3250% by Mr. Jishuang Zhao, 13.8080% by Mr. Siguang Peng, 13.0829% by Mr. Yupeng Guo, 10.3918% by Xinyu Meilianzhong, 4.9146% by Mr. Yun Feng, 3.9957% by Xinyu Meilianxing, 3.6719% by Mr. Jun Yao, 3.1719% by Ms. Tong Zeng, 3.5431% by Xinyu Meilianchou, 3.0000% by No. 11 Daoge, 1.5781% by No. 3 Daoge, 1.5090% by No. 6 Daoge, 0.8722% by No. 5 Daoge, 0.5000% by Mr. Yongchao Chen, 4.0000% by Shanghai Zhihan, 3.6358% by No. 21 Daoge and 1.0000% by Hangzhou Muhua.

(3)	Primarily involved in operating our “Shuangge English” App.

(4)	Primarily involved in providing our general adult ELT, overseas training services and junior ELT.

(5)	Primarily involved in providing our online ELT.

Cash Transfers and Dividend Distribution

We conduct our operations in China primarily through our affiliated entities. As a result, our ability to pay dividends depends upon dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur. If the PRC subsidiaries or any newly formed PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, the PRC subsidiaries are permitted to pay dividends to us only out of their respective retained earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Under the applicable PRC laws and regulations, the PRC subsidiaries are required to set aside a portion of their after tax profits each year to fund certain statutory reserves, and funds from such reserves may not be distributed to us as cash dividends except in the event of liquidation of such subsidiaries. These statutory limitations affect, and future covenant debt limitations might affect, the PRC subsidiaries’ ability to pay dividends to us. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” and “Item 5. Operating and Financial Review And Prospects — B. Liquidity and Capital Resources” as set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 16, 2022.

Cash flows have occurred between the Cayman Islands holding company and its subsidiaries. The Cayman Islands holding company transferred cash to its subsidiaries in the amount of Nil, $10.8 million, and $97.7 million for the fiscal years ended December 31, 2019, 2020 and 2021, respectively. The Cayman holding company’s subsidiaries transferred cash to the Cayman holding company in the amount of Nil, $15.9 million, and $12.9 million for the fiscal years ended December 31, 2019, 2020 and 2021, respectively. Our subsidiaries transferred cash to the VIEs in the amount of $13.0 million, $23.3 million, and $81.4 million for the fiscal years ended December 31, 2019, 2020 and 2021, respectively. The VIEs transferred cash to our subsidiaries in the amount of $22.1 million, $17.9 million, and $28.7 million for the fiscal years ended December 31, 2019, 2020 and 2021, respectively. The Cayman Islands holding company transferred cash to its subsidiaries in the amount of $28.2 thousand for the seven months ended July 31, 2022. The Cayman holding company’s subsidiaries transferred cash to the Cayman holding company in the amount of $7.5 million for the seven months ended July 31, 2022. Our subsidiaries transferred cash to the VIEs in the amount of $5.3 million for the seven months ended July 31, 2022. The VIEs transferred cash to our subsidiaries in the amount of $2.9 million for the seven months ended July 31, 2022.

We have not declared or paid dividends in the past, nor any dividends or distributions were made by a subsidiary or VIE to our holding company. We do not intend to distribute dividends in the foreseeable future, but we do not have a fixed dividend policy. Our board of directors have complete discretion on whether to distribute dividends, subject to applicable laws. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Ordinary Shares — We are not expected to pay dividends on our ordinary shares in the foreseeable future” as set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 16, 2022.

Risks Associated with Our Corporate Structure and VIE Contractual Arrangements

Because we do not hold equity interests in the VIEs and their subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, limitations on foreign ownership of ELT service providers, regulatory review of overseas listing of PRC companies through special purpose vehicles, and the validity and enforcement of the contractual arrangements among WFOEs, the VIEs and their shareholders. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our ordinary shares may depreciate significantly or become worthless.

The contractual arrangements may not be as effective as direct ownership in providing operational control. For instance, the VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The shareholders of the VIEs may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIEs. In the event that the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Item 3. Key Information — D. Risk Factors — Risks Related to our Corporate Structure” as set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 16, 2022.

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIEs and their subsidiaries, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement, and the lack of PCAOB inspection on our predecessor auditor. As of the date of this prospectus, our Company, the VIEs and their subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain how the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and our ability to continue our listing on an U.S. exchange. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of the CSRC, CAC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval” and other risk factors disclosed in “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” as set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 16, 2022.

Our predecessor auditor who issued an audit report included in our annual report for the fiscal year ended December 31, 2021 is located in China. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, Audit Alliance LLP. Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China for three consecutive years. The Accelerating Holding Foreign Companies Accountable Act, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two, thus reducing the time before our securities may be delisted or prohibited from trading. On August 26, 2022, the PCAOB signed SOP Agreements with the China Securities Regulatory Commission (the “CSRC”) and China’s Ministry of Finance. The SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the Holding Foreign Companies Accountable Act. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting and the cessation of trading of our ordinary shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” as set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 16, 2022.

Our Company

Business Overview

Through our affiliated entities’ business operations, we are a leading ELT service provider in China. China’s ELT market is segmented into general ELT, test-oriented ELT and after-school language training sectors. The operating entities offer a comprehensive ELT service portfolio comprising of general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups. The operating entities conduct their business through offline-online business model designed to maximize compatibility within their business segments in order to scale up at relatively low costs.

As of December 31, 2021, the operating entities had a nationwide offline learning center network of 34 self-operated learning centers (including one learning center under the “ABC” brand of ABC Education Group, which we acquired in June 2018) covering 15 cities in nine provinces, autonomous regions and municipalities in China, and two franchised learning centers (including four franchised learning centers under the “ABC” brand) covering two cities in two provinces and municipalities in China. Leveraging the operating entities’ experience gained from operating offline learning centers, the operating entities launched the online English learning platform “Likeshuo” in 2014 to further expand their service reach to a larger student base. As of December 31, 2021, the operating entities had approximately 1.99 million registered users on the “Likeshuo” platform and cumulatively over 460,000 paying users who purchased their online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments for the operating entities’ online ELT courses since 2014 was approximately 200,000 and the operating entities had delivered over 5.3 million accumulated course hours to the students online. The operating entities take advantage of their business model of combining offline learning center network and online platform to deepen their market penetration and further develop their business.

The operating entities’ qualified personnel, centralized management system driven by artificial intelligence, and technical expertise enable the operating entities to create a learning environment that caters to the specific learning demands of the students. The operating entities have a high-caliber teaching staff and an experienced content development team, who are supported by the operating entities’ centralized teaching and management systems to optimize the students’ learning experiences. As of December 31, 2021, the operating entities had a team of 664 full-time teachers, study advisors and teaching service staff, of which 306 were study advisors and teaching service staff for our offline and online businesses. As of the same date, the operating entities also had 50 full-time and part-time foreign teachers from English-speaking countries for the offline ELT services. The operating entities have a dedicated content development team focusing on developing practical and innovative education materials independently and in collaboration with strategic partners. The operating entities have built highly centralized and scalable management systems to manage teaching, marketing, finance and human resources activities across offline and online businesses. In addition to management systems, the operating entities have made significant investments in developing platforms and systems to support teaching activities. For example, the operating entities utilize the intelligent tracking and learning coaching function of artificial intelligence-driven teaching management systems to record and analyze the students’ real-time learning process and personalize the course content to address the students’ learning needs.

Since the beginning of 2022, through our Cayman Islands holding company, we have expanded into the cryptocurrency mining business. As of the date of this prospectus, we have deployed 1,482 model S19j Pro miners manufactured by Bitmain Technologies Ltd. (“Bitmain”), with a total power capacity of approximately 150PH/s, for the mining of bitcoins. Currently, all of our mining machines are located at mining farms operated by a single third-party company in Pennsylvania and Tennessee in the U.S. Additionally, we have purchased 600 model S19 XP miners from Bitmain, with an aggregate computing power of approximately 100PH/s, which are expected to be delivered in the second half of 2022. We have generated revenue from our bitcoin mining operations since 2022, and we expect revenue from such operations to represent a material portion of our total revenue for the fiscal year ending December 31, 2022.

Corporate Information

Our principal executive office is located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518000, People’s Republic of China. Our telephone number at this address is +86 755 8294-5250 and our fax number is +86 755 8299 5963. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our corporate website is https://investor.metenedu-edtechx.com. The information contained in our website is not a part of this prospectus.

Private Placement of Pre-Funded Warrants and Investor Warrants

On August 4, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors for a private placement offering (the “Private Placement”) of pre-funded warrants, with each pre-funded warrant exercisable for one ordinary share of the Company (the “Pre-Funded Warrants”), and investor warrants, with each investor warrant exercisable for one ordinary share of the Company (the “Investor Warrants”). Pursuant to the Securities Purchase Agreement, the Company agreed to issue and sell 1,470,475 Pre-Funded Warrants to purchase up to 1,470,475 ordinary shares and 21,428,572 Investor Warrants to purchase up to 21,428,572 ordinary shares. Each Pre-Funded Warrant and Investor Warrant will be sold together at a combined offering price of $0.70 per unit.

The Pre-Funded Warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all the Pre-Funded Warrants are exercised in full. Under the terms of the Pre-Funded Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of ordinary shares beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of ordinary shares would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed 4.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

The Investor Warrants have an exercise price of $0.70 per share (subject to adjustment as set forth in the warrant), are exercisable immediately after issuance and will expire five years from the date of issuance. The Investor Warrants contain standard adjustments to the exercise price including for share splits, share dividend, rights offerings and pro rata distributions.

The Private Placement closed on August 8, 2022.

In connection with the Securities Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the same accredited investors. Pursuant to the Registration Rights Agreement, the Company is required to file a resale registration statement (the “Registration Statement”) with the SEC to register for resale of the ordinary shares issuable upon exercise of the Pre-Funded Warrants and the Investor Warrants within thirty (30) days after the closing date (the “Filing Date”). Pursuant to the Registration Rights Agreement, the Registration Statement shall be declared effective within 30 days after the Filing Date, or 60 days following the Filing Date if the Registration Statement is reviewed by the SEC. The Company will be obligated to pay certain liquidated damages to the investor if the Company fails to file the Registration Statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if the Company fails to maintain the effectiveness of the Registration Statement.

The foregoing descriptions of the Securities Purchase Agreement, Pre-Funded Warrants, Investor Warrants, and Registration Rights Agreement are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference from our current report on Form 6-K filed with the SEC on August 11, 2022.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nominating and corporate governance committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions.

The Offering

Ordinary Shares Outstanding Before this Offering	13,559,332

Ordinary Shares Offered by the Selling Shareholders	22,899,047 ordinary shares, par value US$0.003 per share, consisting of (i) 1,470,475 ordinary shares issuable upon the exercise of Pre-Funded Warrants and (ii) 21,428,572 ordinary shares issuable upon the exercise of Investor Warrants.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from the exercise of Investor Warrants and Pre-Funded Warrants if the holders exercise the Investor Warrants and/or Pre-Funded Warrants for cash and not on a cashless basis. Any amounts we receive from such exercises, along with the net proceeds received in the Private Placement, will be used for capital expenditure, working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and in the other documents incorporated by reference into this prospectus.

Listing	Our ordinary shares are listed on Nasdaq under the symbol “METX.”

On May 4, 2022, we effected a share consolidation of 30 ordinary shares with par value of US$0.0001 each in our issued and unissued share capital into one ordinary share with par value of US$0.003 each (the “Share Consolidation”). From a Cayman Islands legal perspective, the Share Consolidation does not have any retroactive effect on our shares prior to the effective date on May 4, 2022. However, references to our ordinary shares in this prospectus are presented on a post-Share Consolidation basis, or as having been retroactively adjusted and restated to give effect to the Share Consolidation, as if the Share Consolidation had occurred by the relevant earlier date.

On June 29, 2022, our shareholders approved the proposal to increase our authorized share capital from US$50,000 divided into 16,666,667 ordinary shares of par value of US$0.003 each to US$1,500,000 divided into 500,000,000 ordinary shares of par value of US$0.003 each.

Unless otherwise indicated, the number of shares outstanding prior to and after this offering is based on 13,559,332 ordinary shares issued and outstanding as of August 30, 2022. The number of outstanding shares does not include 177,201 ordinary shares underlying the 5,316,025 warrants outstanding as of August 30, 2022. The number of outstanding shares does not include:

i.	177,201 ordinary shares underlying the 5,316,025 warrants outstanding as of August 30, 2022;

ii.	3,666,667 shares reserved for issuance to the former Meten shareholders upon achievement of milestone targets; and

iii.	16,668 shares reserved under the unit purchase options granted to Chardan Capital Markets, LLC and I-Bankers Securities, Inc. (including 8,334 ordinary shares included in the units and 8,334 ordinary shares underlying the 8,334 warrants included in the units).

On December 7, 2020, we filed a tender offer statement on Schedule TO, as amended (File number: 005-91479) in relation to our offer to the holders of outstanding warrants to purchase 12,705,000 ordinary shares, each with an exercise price of $11.50 per share, the opportunity to exercise the warrants at a temporarily reduced price of $1.40 per ordinary share. The tender offer for warrants terminated on January 5, 2021. Effective January 6, 2021, we temporarily reduced the exercise price of all outstanding warrants to $2.50 per share, and added a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire ordinary shares at an effective price per share that is lower than the then exercise price of the warrants, subject to customary exceptions (the “Temporary Reduction Period”). As a result of our offering of 40,000,000 ordinary shares at a price of $1.0 per share, which was on May 25, 2021, the exercise price of the warrants was reduced to $1.0 per warrant. On September 7, 2021, we closed our offering of $60 million of ordinary shares and pre-funded warrants, at a price of $0.30 per share and $0.2999 per pre-funded warrant. As a result of that offering, the exercise price of the warrants was reduced to $0.30 per warrant. Upon effectiveness of the Share Consolidation on May 4, 2022, each outstanding warrant of the Company was adjusted to become exercisable for 1/30 ordinary share of the Company, and the exercise price of Company’s outstanding warrants was increased to US$9.00, adjusted from $0.30 prior to the Share Consolidation, representing the updated temporary reduced price. On August 8, 2022, we closed our offering of $6.46 million of ordinary shares and pre-funded warrants, at a price of $0.70 per share and $0.699 per warrant. As a result of this transaction, the exercise price of our outstanding warrants was reduced to $0.70 per warrant. As of the date of this prospectus, the Temporary Reduction Period has not been terminated. The exercise price of our outstanding warrants will be reset to $345.00 per share on the date following which the closing price of our ordinary shares has been equal to or greater than $90.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period, and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection.

RISK FACTORS

An investment in our securities involves significant risk. Before making an investment in our securities, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2021 on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which augment the risk factors set forth in our most recent Annual Report. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our ordinary shares by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale 22,899,047 ordinary shares, consisting of (a) 1,470,475 ordinary shares issuable upon the exercise of Pre-Funded Warrants and (b) 21,428,572 ordinary shares issuable upon the exercise of Investor Warrants. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares. We cannot predict if and when the selling shareholders may sell such ordinary shares in the public market. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into our ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Many of the forward- looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and our SEC filings that are incorporated by reference into this prospectus. These forward-looking statements include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2021, the section entitled “Risk Factors” of this prospectus. These risks and uncertainties include factors relating to:

●	our goals and growth strategies;

●	our future prospects and market acceptance of our courses and other products and services;

●	our future business development, results of operations, and financial condition;

●	expected changes in our revenue, costs or expenditures;

●	our plans to expand and enhance our courses and other products and services;

●	our ability to retain and increase our student enrollment;

●	our plans to expand and enhance our courses and other products and services;

●	our ability to engage, train and retain new teachers and consultants;

●	our ability to maintain and improve technology infrastructure necessary to operate our online platform;

●	our expectations regarding the demand for, and market acceptance of, our services and our brands;

●	relevant government policies and regulations relating to our business and industry;

●	general economic and business condition in the markets where we operate;

●	growth and competition in the ELT market;

●	assumptions underlying or related to any of the foregoing;

●	the length and severity of the COVID-19 pandemic and its impact on our business and industry;

●	legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection;

●	other factors that may affect our financial condition, liquidity, and results of operations; and

●	other risk factors discussed under “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2021.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as, and to the extent required by, applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Investor Warrants and the Pre-Funded Warrants to the extent that these Investor Warrants and Pre-Funded Warrants are exercised for cash. If all the Investor Warrants and Pre-Funded Warrants mentioned above were exercised for cash in full, the proceeds would be approximately US$15,001,471. We intend to use the net proceeds of such warrant exercise, if any, along with the net proceeds received in the Private Placement, for capital expenditure, working capital and general corporate purposes.

We can make no assurances that the Investor Warrants and the Pre-Funded Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such warrants will be exercised.

DIVIDEND POLICY

We previously did not declare or pay any cash dividends and have no intention to declare or pay any dividends in the near future on our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion in deciding whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

We are a holding company with no material operations of our own. We conduct our operations primarily through our affiliated entities in China. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021:

●	on an actual basis, as derived from our unaudited consolidated financial statements as of December 31, 2021, which are incorporated by reference into this prospectus supplement; and

●	on an as adjusted basis to give further effect to (i) the issuance and sale of 1,260,000 ordinary shares and 7,983,811 pre-funded warrants at the offering price of US$0.70 per ordinary share and US$0.699 per pre-funded warrant in the shelf registration process as set forth in our prospectus supplement filed on August 8, 2022; and (ii) issuance and sale of 1,470,475 pre-funded warrants and 21,428,572 warrants in the Private Placement at the price of $0.70 per unit (assuming no exercise of the warrants or pre-funded warrants), and excluding our ordinary shares issued and any proceeds received upon exercise of the warrants and pre-funded warrants and any resulting accounting associated with the warrants and pre-funded warrants, in each case after deducting placement agent fees and estimated offering expenses payable by us.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2021
	Actual		As Adjusted
	RMB	US$(1)	RMB	US$(2)
	(in thousands, except share and per share data)
Shareholders’ Equity:
Ordinary Shares (US$0.0001 par value, 500,000,000 shares authorized, 11,371,444 shares issued outstanding as of December 31, 2021; 12,664,332 shares outstanding on an as adjusted basis as of December 31, 2021)	217	6	242	10
Additional paid-in capital	1,342,769	85,446	1,380,419	91,385
Accumulated deficit	(1,320,546)	(143,486)	(1,320,546)	(143,486)
Non-controlling interests	14,135	2,472	14,135	2,472
Total Shareholders’ Equity	36,575	(55,562)	74,250	(49,619)
Total Capitalization	542,094	85,513	603,728	95,236

Notes:

(1)	Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this table are made at RMB6.3393 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2021. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated above, or at all.

(2)	The preceding table excludes:

	i.	177,201 ordinary shares underlying the 5,316,025 warrants (with the exercise price of $2.50 per share during the Temporary Reduction Period being reset to $9.00 per share on a post-Share Consolidation basis) outstanding as of August 2, 2022;

ii.	3,666,667 shares reserved for issuance to the former Meten shareholders upon achievement of milestone targets; and

iii.	16,668 shares reserved under the unit purchase options granted to Chardan Capital Markets, LLC and I-Bankers Securities, Inc. (including 8,334 ordinary shares included in the units and 8,334 ordinary shares underlying the 8,334 warrants included in the units).

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the Pre-Funded Warrants and Investor Warrants. For additional information regarding the issuances of those Pre-Funded Warrants and Investor Warrants, see “Private Placement of Pre-Funded Warrants and Investor Warrants” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares, the Pre-Funded Warrants and Investor Warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of ordinary shares, Pre-Funded Warrants and Investor Warrants, as of September 2, 2022, assuming the exercise of Pre-Funded Warrants and Investor Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the ordinary shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a Registration Rights Agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of ordinary shares issued to the selling shareholders in the “Private Placement of Pre-Funded Warrants and Investor Warrants” described above and (ii) the maximum number of ordinary shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the related warrants. The fourth column assumes the sale of all the ordinary shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the related warrants held by selling shareholders, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of the warrants which have not been exercised. The number of ordinary shares in the second and fourth columns does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
Emery Asset Master, LTD(1)	8,066,988	5,893,174	2,173,814
Empery Tax Efficient III, LP(2)	4,978,403	3,636,870	1,341,533
Empery Tax Efficient, LP(3)	2,480,850	1,812,335	668,515
Sabby Volatility Warrant Master Fund, Ltd.(4)	14,820,759	11,556,668	3,264,091

Notes:

(1)	Number of ordinary shares owned prior to this offering consists of (i) 99,735 ordinary shares and 2,074,079 ordinary shares issuable upon the exercise of the Pre-funded Warrants acquired in the registered direct offering of the Company closed on August 8, 2022, and (ii) 363,452 ordinary shares issuable upon the exercise of Pre-Funded Warrants and 5,529,722 ordinary shares issuable upon the exercise of the Investor Warrants issued in the Private Placement. Number of ordinary shares to be sold pursuant to this prospectus consists of ordinary shares issuable upon the exercise of the Pre-Funded Warrants to purchase 363,452 ordinary shares and Investor Warrants to purchase 5,529,722 ordinary shares issued in the Private Placement (each respective warrant is subject to a 4.99% blocker). Empery Asset Management LP, the authorized agent of Empery Asset Master, LTD (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Asset Master, LTD is c/o Empery Asset Management LP, 1 Rockefeller Plaza Suite 1205, New York, NY 10020.

(2)	Number of ordinary shares owned prior to this offering consists of (i) 61,551 ordinary shares and 1,279,982 ordinary shares issuable upon the exercise of the Pre-funded Warrants acquired in the registered direct offering of the Company closed on August 8, 2022, and (ii) 224,298 ordinary shares issuable upon the exercise of Pre-Funded Warrants and 3,412,572 ordinary shares issuable upon the exercise of the Investor Warrants issued in the Private Placement. Number of ordinary shares to be sold pursuant to this prospectus consists of ordinary shares issuable upon the exercise of the Pre-Funded Warrants to purchase 224,298 ordinary shares and Investor Warrants to purchase 3,412,572 ordinary shares issued in the Private Placement (each respective warrant is subject to a 4.99% blocker). Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Tax Efficient III, LP is c/o Empery Asset Management LP, 1 Rockefeller Plaza Suite 1205, New York, NY 10020.

(3)	Number of ordinary shares owned prior to this offering consists of (i) 30,671 ordinary shares and 637,844 ordinary shares issuable upon the exercise of the Pre-funded Warrants acquired in the registered direct offering of the Company closed on August 8, 2022, and (ii) 111,773 ordinary shares issuable upon the exercise of Pre-Funded Warrants and 1,700,562 ordinary shares issuable upon the exercise of the Investor Warrants issued in the Private Placement. Number of ordinary shares to be sold pursuant to this prospectus consists of ordinary shares issuable upon the exercise of the Pre-Funded Warrants to purchase 111,773 ordinary shares and Investor Warrants to purchase 1,700,562 ordinary shares issued in the Private Placement (each respective warrant is subject to a 4.99% blocker). Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Tax Efficient, LP is c/o Empery Asset Management LP, 1 Rockefeller Plaza Suite 1205, New York, NY 10020.

(4)	Number of ordinary shares owned prior to this offering consists of (i) 167,185 ordinary shares and 3,096,906 ordinary shares issuable upon the exercise of the Pre-funded Warrants acquired in the registered direct offering of the Company closed on August 8, 2022, and (ii) 770,952 ordinary shares issuable upon the exercise of Pre-Funded Warrants and 10,785,716 ordinary shares issuable upon the exercise of the Investor Warrants issued in the Private Placement. Number of ordinary shares to be sold pursuant to this prospectus consists of ordinary shares issuable upon the exercise of the Pre-Funded Warrants to purchase 770,952 ordinary shares and Investor Warrants to purchase 10,785,716 ordinary shares issued in the Private Placement (each respective warrant is subject to a 4.99% blocker). Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our amended and restated memorandum and articles of association, as amended and restated from time to time, and Companies Act (Revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$1,500,000 divided into 500,000,000 ordinary shares of par value of US$0.003 each. As of the date of this prospectus, there are 13,559,332 ordinary shares issued and outstanding.

Our Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares and warrants.

Ordinary Shares

General. Our ordinary shares are fully paid and non-assessable. Shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Dividends may be declared and paid out of the funds legally available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

Classes of Ordinary Shares. We have only one class of ordinary shares with all shares carrying equal rights and ranking pari passu with one another

Voting Rights. In respect of all matters subject to a shareholders’ vote, holders of ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each ordinary share shall be entitled to one vote on all matters subject to the vote at our general meetings. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders representing not less than 10% of the total voting rights of all the shareholders present in person or by proxy entitled to vote.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting and includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to our amended and restated memorandum and articles of association to be in effect assuming approval of all of the charter proposals and upon consummation of the mergers.

Transfer of Ordinary Shares. Subject to the restrictions contained in our amended and restated articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged at the registered office of us or such other place at which the principal register is kept in accordance with the law or the registration office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Act and our amended and restated articles of association permit us to purchase our own shares. In accordance with our amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by or abrogated by, inter alia, the creation or allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

General Meetings of Shareholders. Shareholders’ meetings may be convened by a majority of the board of directors or the chairman of the board of directors, and they shall on a member’s requisition forthwith proceed to convene a general meeting. A member’s requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of shareholders, provided that a general meeting or our shareholders shall be deemed to have been duly convened if it is so agreed:

(i)	in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(ii)	in the case of an extraordinary general meeting, by two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting, present in person or by proxy or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy.

Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with our articles of association and the Companies Act and may not be taken by written resolution of shareholders without a meeting.

Voting Rights Attaching to the Shares. Subject to any rights and restrictions for the time being attached to any ordinary share, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall, at a shareholders’ meeting, each have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records. However, we will in provide shareholders with the right to inspect the list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital. We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

●	divide the shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by our shareholders, as the board of directors may determine

●	consolidate and divide all or any of the share capital into shares of a larger amount than the existing shares;

●	subdivide the existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

We may by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Indemnification of Directors and Officers. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Warrants

Each warrant is exercisable to purchase one ordinary share of the Company at an exercise price of $11.50 per share, subject to adjustment. The warrants expire on March 30, 2025. No fraction of a share will be issued upon any exercise of a warrant. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares is available, and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder.

The Company may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder, and if, and only if, the reported last sale price of the ordinary shares (or the closing bid price of ordinary shares in the event the ordinary shares are not traded on any specific day) equals or exceeds $16.50 per share, subject to adjustment, for any 20 trading days within a 30 trading day period ending three business days before the redemption notice is sent to the warrant holders. The Company will not redeem the warrants unless an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

If the Company calls the warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Pre-Funded Warrants and Investor Warrants

The Pre-Funded Warrants will not expire until they are fully exercised and are exercisable at any time until they are fully exercised. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares will be issued in connection with the exercise of a Pre-Funded Warrant. The holder of the Pre-Funded Warrants may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-Funded Warrants in ordinary shares determined according to the formula set forth in the Pre-Funded Warrants. The exercise price of our ordinary shares purchasable upon the exercise of the Pre-Funded Warrants is $0.001 per share. The exercise price of the Pre-Funded Warrants and the number of ordinary shares issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

The Investor Warrants expire upon August 9, 2027. The Investor Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares will be issued in connection with the exercise of an Investor Warrant. The holder of the Investor Warrants may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Investor Warrants in ordinary shares determined according to the formula set forth in the Investor Warrants. The exercise price of our ordinary shares purchasable upon the exercise of the Investor Warrants is $0.70 per share. The exercise price of the Investor Warrants and the number of ordinary shares issuable upon exercise of the Investor Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Upon the consummation of a fundamental transaction (as described in the Pre-Funded and Investor Warrants, and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding ordinary shares), the holders of the Pre-Funded Warrants and Investor Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants and Investor Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-Funded Warrants and Investor Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants and Investor Warrants.

Under the terms of the Pre-Funded Warrants and Investor Warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of ordinary shares beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of ordinary shares would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed 4.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Except by virtue of such holder’s ownership of ordinary shares, the holder of Pre-Funded Warrants and Investor Warrants does not have the rights or privileges of a holder of our ordinary shares, including any voting rights, until such holder exercises the Pre-Funded Warrants and Investor Warrants.

The foregoing descriptions of the Pre-Funded Warrants and Investor Warrants are subject to, and qualified in their entirety by, the Form of Investor Warrant and the Form of Pre-Funded Warrant, which are incorporated herein by reference from our current report on Form 6-K filed with the SEC on August 11, 2022.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in the United States is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares and warrants are listed on the Nasdaq under the symbols “METX” and “METXW,” respectively.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware. This discussion does not purport to be a complete statement of the rights of our shareholders under applicable law in the Cayman Islands and our amended and restated memorandum and articles of association nor the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by three-fourths in value of each class of shareholders and creditors with whom the arrangement is to be made, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides that we shall indemnify our officers and directors for the time being and our liquidator or trustees (if any) for the time being acting in relation to any of the affairs of our company and each of them, and each of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of our company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to our company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to our company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self- dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act provides that the shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held. Our amended and restated memorandum and articles of association provides that any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with our Amended and Restated Memorandum and Articles of Association and may not be taken by written resolution of shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of Association allows our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association does not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company or tendered at a meeting of the board of directors; (iv) without special leave of absence from our board of directors, is absent from six consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, our amended and restated memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands—Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject (such as compliance with anti-money laundering requirements, sanctions screening, maintaining statutory registers, and compliance with statutory information sharing requirements), or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	US$	1,485.92
Accounting fees and expenses	US$	20,000
Legal fees and expenses	US$	141,300
Printing and postage expenses	US$	1,150
Miscellaneous expenses	US$	-
Total	US$	163,935.92

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices. Hunter Taubman Fischer & Li LLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Meten Holding Group Ltd. and its subsidiaries as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting. The registered business address of Audit Alliance LLP is 10 Anson Road, #20-16 International Plaza, Singapore.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Our SEC filings, including the registration statement, are also available to you on the SEC’s website at http://www.sec.gov. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on May 16, 2022; and

●	Our Current Reports on Form 6-K filed with the SEC on August 11, 2022, July 7, 2022, June 7, 2022 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Meten Holding Group Inc.

Address: 3RD FLOOR, TOWER A, 2 SHENYUN ROAD WEST, NANSHAN DISTRICT, GUANGDONG PROVINCE, SHENZHEN, China, 518000

Tel: +86 755 8294 5250

Attention: Ronald Tam, Company Contact Person

You also may access the incorporated reports and other documents referenced above on our website at https://investor.metenedu-edtechx.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands, as an exempted company, in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to bring actions or enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands, would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Our counsel with respect to the laws of the Cayman Islands has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Our counsel has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Commerce& Finance Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China, would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have been advised by our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of U.S. courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the U.S. federal and state securities laws or Cayman Island laws. Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

22,899,047 Ordinary Shares Issuable upon

Exercise of Pre-Funded Warrants and Investor Warrants

METEN HOLDING GROUP LTD.

Prospectus

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default, or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities, or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, we have entered into an indemnification agreement with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Item 7. Recent Sales of Unregistered Securities.

For recent sales of unregistered securities, see “Private Placement of Pre-Funded Warrants and Investor Warrants” above.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of the Company, as currently effective (incorporated herein by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2021. Commission File No. 001-39258)
5.1	Opinion of Cayman Counsel
10.1	Placement Agency Agreement entered into by and between the Company and Aegis Capital Corp., dated August 4, 2022 (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 6-K filed August 11, 2022. Commission File No. 001-39258)
10.2	Securities Purchase Agreement (PIPE), dated August 4, 2022, by and among the Company and the purchasers thereto (incorporated herein by reference to Exhibit 10.2 to the Company’s Form 6-K filed August 11, 2022. Commission File No. 001-39258)
10.3	Form of Investor Warrant (PIPE) (incorporated herein by reference to Exhibit 10.4 to the Company’s Form 6-K filed August 11, 2022. Commission File No. 001-39258)
10.4	Form of Pre-Funded Warrant (PIPE) (incorporated herein by reference to Exhibit 10.5 to the Company’s Form 6-K filed August 11, 2022. Commission File No. 001-39258)
10.5	Registration Rights Agreement, dated August 4, 2022, by and among the Company and the purchaser party thereto (incorporated herein by reference to Exhibit 10.7 to the Company’s Form 6-K filed August 11, 2022. Commission File No. 001-39258)
10.6	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.8 to the Company’s Form 6-K filed August 11, 2022. Commission File No. 001-39258)
23.1	Consent of Cayman Counsel (included in Exhibit 5.1)
23.2	Consent of Auditor
107	Calculation of Registration Fees

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on September 7, 2022.

METEN HOLDING GROUP LTD.

By:	/s/ Siguang Peng
Name: Siguang Peng
Title: Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mr. Siguang Peng and Mr. Yupeng Guo, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on September 7, 2022.

Name	Title

/s/ Siguang Peng	Chief Executive Officer and Director
Siguang Peng	(Principal Executive Officer)

/s/ Yupeng Guo	Acting Chief Financial Offer
Yupeng Guo	(Principal Accounting Officer and Principal Financial Officer)

/s/ Jishuang Zhao	Director
Jishuang Zhao

/s/ Ye Ren	Independent Director
Ye Ren

/s/ Zhiyi Xie	Independent Director
Zhiyi Xie

/s/ Jianlin Yu	Independent Director
Jianlin Yu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of METEN HOLDING GROUP LTD., has signed this registration statement thereto in Newark, DE on September 7, 2022.

Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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